Exhibit 99.2 Press release dated November 6, 2007
CHICAGO—(BUSINESS WIRE)—
CytoCore, Inc. (OTCBB:CYCR), the biopharmaceutical research and medical device company for early detection and treatment of reproductive-tract cancers, today announced that it has entered into a five year agreement with Mundinter for distribution of the SoftPap™ Cervical Cell Collector into Portugal. Mundinter specializes in the distribution and maintenance of hospital equipment and medical products. Mundinter’s agreement calls for minimum sales of 300k units the first year, 600k units the second, 1.0mm units the third, 1.1 mm the fourth, and minimum of 1.2mm units in the fifth year.
“We are very pleased with this agreement as it adds to our developing momentum as the company ramps up distribution and sales,” said CytoCore CEO Robert McCullough Jr. “We are encouraged by the response from our European distributors, and expect the European markets will play a major role for our SoftPap™ Collector as CytoCore continues to expand our distribution networks.”
About Mundinter
Mundinter has been delivering an expanding portfolio of medical products to Portugal and Portuguese speaking countries in Africa since 1953. Mundinter is one of the leading medical products distribution companies in Portugal, representing top US and European manufacturers in each of the fields they support: cardiology, gastroenterology, neurology, urology, ENT, gynecology/obstetrics. www.mundinter.pt/home.asp
About CytoCore Inc.
CytoCore is focused on women’s health. The company develops and manufactures cost-effective medical devices and cancer screening systems which can be used in a laboratory or at the point-of-care to assist in the early detection of cervical, endometrial, and other cancers. The CytoCore Solutions™System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com.
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Source: CytoCore, Inc.

CytoCore Inc.
Daniel J. McMahon (847) 221-2876
dmcmahon@cytocoreinc.com
or
BVK
Andrea Kozek (414) 247-3852
akozek@bvk.com